UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 6, 2018

Energen Corporation
(Exact name of registrant as specified in its charter)

Alabama	1-7810	63-0757759
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(205) 326-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐.

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2018, Energen Corporation (the "Company") and Corvex Management LP ("Corvex") entered into a letter agreement (the "Agreement") regarding nominations to the Company's Board of Directors (the "Board") and related matters.

The Agreement provides for (i) the expansion of the size of the Board to 11 members and the appointment to the Board of Jonathan Z. Cohen and Vincent J. Intrieri, effective as of March 6, 2018, and (ii) the nomination by the Company of Messrs. Cohen and Intrieri for election to the Board at the Company's 2018 annual meeting of shareholders (the "2018 Annual Meeting"), with Mr. Cohen to be nominated to serve in the class of directors with terms expiring at the Company's 2021 annual meeting of shareholders and Mr. Intrieri to be nominated to serve in the class of directors with terms expiring at the Company's 2020 annual meeting of shareholders. The Agreement provides Corvex with certain qualified substitution rights in the event of the resignation or removal of Mr. Cohen and/or Mr. Intrieri prior to the Company's mailing of definitive proxy materials with respect to its 2019 annual meeting of shareholders, provided that Corvex continues to beneficially own at least 5% of the outstanding common stock, $0.01 par value, of the Company ("Common Stock").  The Agreement provides that, of the Company's four existing directors whose terms expire at the 2018 Annual Meeting, Laurence M. Downes and Lori A. Lancaster will be nominated for terms expiring at the Company's 2019 annual meeting of shareholders, and William G. Hargett and Alan A. Kleier will be nominated for terms expiring at the Company's 2021 annual meeting of shareholders. As a result of the matters contemplated by the Agreement, the Board now comprises eleven directors, ten of whom are independent and, following the 2018 Annual Meeting, will have four directors standing again for election in 2019, four directors standing again for election in 2020, and three directors standing again for election in 2021.
The Agreement provides that at the 2018 Annual Meeting, Corvex will cause all shares of Common Stock owned by it and its affiliates to be present for quorum purposes and to be voted in favor of each director candidate nominated by the Company and the Company's auditor ratification and "say-on-pay" proposals (which are the only other proposals expected to be considered) at the 2018 Annual Meeting.

Under the Agreement, Corvex also agreed to withdraw its previously announced nominations of Mr. Cohen, Mr. Intrieri, José Maria Alapont and Daniel Herz to the Board and to promptly cause the lawsuit captioned Corvex Management LP, Appellant v. Energen Corporation, Appellee pending before the Supreme Court of Alabama to be voluntarily dismissed with prejudice.

A copy of the Agreement is filed with this Current Report on Form 8-K and attached hereto as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2018, Jonathan Z. Cohen and Vincent J. Intrieri were appointed to the Board in connection with the Agreement described in Item 1.01 above.  Mr. Cohen was appointed to the Board's Compensation Committee and Mr. Intrieri was appointed to the Board's Audit Committee.  In accordance with the Company's normal practice, upon being appointed to the Board, each of Messrs. Cohen and Intrieri was also appointed to the board of directors of Energen Resources Corporation, the Company's wholly owned subsidiary.

Since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Cohen or Mr. Intrieri that would be reportable under Item 404(a) of Regulation S-K.  Each of Mr. Cohen and Mr. Intrieri will receive compensation as an outside director of the Company under the director compensation policies and programs as adopted by the Board from time to time.  The Company's current non-employee director compensation program is described in the Company's Definitive Proxy Statement for its 2017 annual meeting of shareholders dated March 22, 2017.

On March 7, 2018, the Company issued a press release announcing the matters described in this Item 5.02.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
EXHIBIT NUMBER	DESCRIPTION
10.1	Letter Agreement, dated March 6, 2018, by and between Energen Corporation and Corvex Management LP
99.1	Press Release dated March 7, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2018	Energen Corporation

	By:	/s/ John K. Molen
Name: John K. Molen
Title: Vice President, General Counsel and Secretary Energen Corporation